First Quarter 2019 Results Announced by Reading International

Earnings Call Webcast to Discuss 2019 First Quarter Financial Results

Scheduled to Post to Corporate Website on Tuesday, May 14, 2019

Culver City, California - (BUSINESS WIRE) May 10, 2019: Reading International, Inc. (NASDAQ: RDI) today announced results for the first quarter ended March 31, 2019. Our Company reported Basic Earnings (Loss) per Share (“EPS”) of $(0.09), for the quarter ended March 31, 2019 compared to an EPS of $0.13 for the same period in the prior year, which was primarily driven by a weaker film slate in the first quarter compared to the same period last year.   The success of films such as “Black Panther,” “Jumanji: Welcome to the Jungle,” and “The Greatest Showman” during the first quarter of 2018 was not repeated by the films offered in the first quarter of 2019.  Cinema segment revenues for the first three months of 2019 decreased by 20%, or $14.3 million, to $58.0 million, compared to $72.3 million for the first three months of 2018. We believe that our cinema results for the quarter were similarly impacted as those of our competitors.

On the real estate front, our signature U.S. redevelopment project – the historic Tammany Hall at 44 Union Square in Manhattan nears completion.  While no assurances can be given, we are in lease negotiations with a credit tenant with respect to approximately 90% of the net rentable area of the project.  The prospective tenant has begun preparation of drawings for the fit-out of the space and we have reached an agreement in principle with respect to the key economic points. Drafts of the lease have been exchanged. We anticipate that the project will be ready for the commencement of tenant improvement work this quarter.

Ellen Cotter, Chair, President and Chief Executive Officer said, “We anticipated that when compared to the first quarter of 2018 the Black Panther box office would be tough to match.  However, the recent blockbuster success of Avengers: Endgame again re-affirms our confidence in the cinema industry and we look forward to that box office momentum continuing through 2019.

Also, we are pleased with the progress we have made on our 44 Union Square project – the historic Tammany Hall in New York City and believe this signature project, when completed, will unlock the long term value in this one-time theatre property.”

Consolidated revenue for the first quarter of 2019 decreased by 19%, or $14.3 million, to $61.6 million compared to the first quarter of 2018, primarily due to a decreased attendance resulting from the weaker film slate.  These results were additionally negatively impacted by a 9.4% decline in the Australian dollar and a 6.3% decline in the New Zealand dollar for the quarter ended March 31, 2019, compared to the quarter ended March 31, 2018.  Our New Zealand results were also negatively impacted by the closure, due to seismic concerns, of our Courtenay Central cinema in Wellington, which has historically been our top performer in New Zealand.

The following table summarizes the first quarter results for 2019 and 2018:

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in millions, except EPS)	2019	2018	(Unfavorable)
Revenue	$61.6	$75.9	(19)%
- US	33.1	38.7	(14)%
- Australia	23.8	29.1	(18)%
- New Zealand	4.7	8.1	(42)%
Operating expense	$(62.9)	$(70.2)	(10)%
Segment operating income (1)	$3.8	$12.0	(68)%
Net income/(loss)(2)	$(2.1)	$3.1	(168)%
EBITDA (1)	$4.3	$11.1	(61)%
Adjusted EBITDA (1)	$4.8	$12.5	(62)%
Basic EPS (2)	$(0.09)	$0.13	(169)%

(1)

Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY HIGHLIGHTS

•

Operating Results: For the quarter ended March 31, 2019,  we had worldwide revenue of $61.6 million, down  $14.3 million from the prior year. Our operating results were negatively impacted by (i) a weaker film slate worldwide, (ii) a weaker film slate from the specialty distribution companies in the U.S., and (iii) the closure of a majority of the net rentable area of Courtenay Central, including our Reading Cinema at that location, due to seismic concerns.

•

Capex program: During the first quarter of 2019,  we invested $11.4 million in capital improvements, including our continued investment in the redevelopment of Tammany Hall, the upgrading of our multiplex cinemas (Harbour Town in Australia and Mililani in the U.S.) and the lease acquisition of an existing cinema in Devonport, Tasmania.

•

Cinema Additions and Pipeline:  In early 2019, we purchased a well-established four-screen cinema in Devonport, Tasmania. This lease acquisition brings our global cinema count to 60 and our global screen count to 484.  In addition, we currently have signed lease agreements for four new cinemas in Australia representing an additional 25 screens, which we anticipate opening between 2019 and 2021.

•

Building new revenue sources:   We continue to focus on the development of our self-ticketing capabilities. We achieved a first quarter record for U.S. online revenue, beating the prior year first quarter record by 14%.  Online sales consisted of 25% of our global box office revenue, which is a first quarter record and represents an 18% increase from the prior year period. Our continued improvements to our websites and apps in the U.S. and improved global online sales infrastructure are enabling us to better serve high sales volume.

Real estate activities:

▪

44 Union Square Redevelopment (New York, U.S.)  – Our signature U.S. redevelopment project – the historic Tammany Hall at 44 Union Square in Manhattan - is nearing completion. While no assurances can be given, we are in negotiations on a lease with a credit tenant for approximately 90% of the net rentable area of the project.  We anticipate that our project will be ready for the commencement of tenant improvement work this quarter.

▪

Minetta Lane Theatre (New York, U.S.)  – In April, we negotiated an extension through March 2020 (with an option to extend for an additional year through March 2021) of our Minetta Lane Theatre license agreement with Audible, Inc., a subsidiary of Amazon.  Audible will continue to use our theatre as the location for its production of various plays featuring one or two actors, to be recorded before a live theatre audience, and offered on Audible.com.

▪

Courtenay Central Redesign/Expansion (Wellington, New Zealand) – Located in the heart of Wellington – New Zealand’s capital city – this center is comprised of 161,071 square feet of land situated proximate to the Te Papa Tongarewa Museum (attracting more than 1.5 million visitors annually), across the street from the site of Wellington’s newly announced convention center (estimated to open in 2022) and at a major public transit hub. Damage from the 2016 earthquake necessitated demolition of our nine-story parking garage at the site.  Further, unrelated seismic issues have caused us to close portions of the existing cinema and retail structure while we reevaluate the property for redevelopment as an entertainment themed urban center with a major food and grocery component. Wellington continues to be rated as one of the top cities in the world in which to live, and we continue to believe that Courtenay Central is located in one of the most vibrant and growing commercial and entertainment precincts of New Zealand.

SEGMENT RESULTS

The following table summarizes the first quarter segment operating results for 2019 and 2018:

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)
Segment revenue
Cinema
United States	$32,033	$37,987	(16)%
Australia	21,441	26,717	(20)%
New Zealand	4,512	7,551	(40)%
Total	$57,986	$72,255	(20)%
Real estate
United States	$988	$655	51%
Australia	3,916	4,154	(6)%
New Zealand	527	1,199	(56)%
Total	$5,431	$6,008	(10)%
Inter-segment elimination	(1,866)	(2,391)	22%
Total segment revenue	$61,551	$75,872	(19)%
Segment operating income
Cinema
United States	$(765)	$3,000	(125)%
Australia	3,102	5,916	(48)%
New Zealand	305	1,369	(78)%
Total	$2,643	$10,285	(74)%
Real estate
United States	$27	$(293)	109%
Australia	1,305	1,515	(14)%
New Zealand	(174)	459	(138)%
Total	$1,158	$1,681	(31)%
Total segment operating income (1)	$3,801	$11,966	(68)%

“nm” – not meaningful for further analysis

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Consolidated and Non-Segment Results:

1st Quarter Net Results

Compared to the quarter ended March 31, 2018, cinema segment operating income decreased by 74%, or $7.6 million, to $2.6 million for the quarter ended March 31, 2019, primarily driven by a decrease in operating income in U.S., Australia, and New Zealand.  The decrease was due to a decrease in cinema attendance worldwide (principally due to a weaker film slate), and fluctuations in average ticket price (“ATP”) and spend per patron (“SPP”) as outlined below:

•	Revenue in the U.S. decreased by 16%, or $6.0 million, to $32.0 million, due to a 22% decrease in attendance, offset partially by a 12% increase in SPP and a 4% increase in ATP.

•	Australia’s cinema revenue decreased by 20%, or $5.3 million, to $21.4 million primarily due to a 15% decrease in attendance, a 4% decrease in ATP, and a decrease of 9% in SPP.

•

New Zealand’s cinema revenue decreased by 40%, or $3.0 million versus the same period in 2018.  Attendance decreased by 40%, while ATP and SPP percentages remained relatively flat compared to the same period in the prior year. Not only did the weaker film slate from the major studios impact our results, but our New Zealand cinema revenues were also adversely impacted by the January 2019 closure of our Courtenay Central cinema in Wellington due to seismic concerns.

The top three grossing films for the first quarter of 2019 were “Captain Marvel,” “Aquaman,” and “How to Train Your Dragon: The Hidden World,” representing approximately 29% of Reading’s worldwide admission revenues for the quarter. The top three grossing films in the first quarter of 2018 for Reading’s worldwide cinema circuits were “Black Panther,” “Jumanji: Welcome to the Jungle,” and “The Greatest Showman,” which represented approximately 32% of Reading’s worldwide admission revenues for the quarter.

Real Estate

Segment Operating Income and Revenues:

Real estate segment operating income decreased by 31%, or $0.5 million, to $1.2 million for the quarter ended March 31, 2019 compared to March 31, 2018.  For the quarter ended March 31, 2019, the real estate segment revenue decreased by 10%, or $0.6 million, to $5.4 million, compared to the same period in 2018.   This was primarily attributable to the closure due to seismic concerns of a majority of the net rentable area of our Courtenay Central ETC during the first quarter of 2019, compared to same period in 2018, which had a full quarter of operations, offset by an increase in revenue at our Live Theatres.

CONSOLIDATED AND NON-SEGMENT RESULTS

The first quarter consolidated and non-segment results for 2019 and 2018 are summarized as follows:

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)
Segment operating income	$3,801	$11,966	(68)%
Non-segment income and expenses:
General and administrative expense	(5,041)	(6,156)	18%
Interest expense, net	(1,852)	(1,594)	(16)%
Other	(47)	58	181%
Total non-segment income and expenses	$(6,940)	$(7,692)	10%
Income before income taxes	(3,139)	4,274	173%
Income tax benefit (expense)	1,042	(1,170)	189%
Net income/(loss)	$(2,097)	$3,104	(168)%
Less: net income (loss) attributable to noncontrolling interests	(16)	22	nm
Net income (loss) attributable to RDI common stockholders	$(2,081)	$3,082	(168)%

“nm” – not meaningful for further analysis

First Quarter Net Results

Net income attributable to RDI common stockholders was down $5.2 million to a loss of $(2.1) million for the first quarter March 31, 2019, compared to the same period prior year. Basic EPS for the quarter ended March 31, 2019 decreased by $0.22 to a loss per share of $(0.09) from the prior-year quarter, mainly attributable to a significant decrease in revenue from both our Cinema and Real Estate business segments.

Non-Segment General & Administrative Expenses

Non-segment general and administrative expense for the quarter ended March 31, 2019 compared to the same period of the prior year decreased  by 18%, or  $1.1 million, to $5.0 million.    The quarterly decrease mainly relates to lower legal expenses for the quarter ending March 31, 2019 of $1.0 million compared to the same period last year.

Income Tax Expense

Income tax expense for the quarter ended March 31, 2019,  decreased 189%, or $2.2 million,  compared to the equivalent prior year period.  The change between 2019 and 2018 is primarily related to the pretax loss in 2019.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $235.5 million, to $674.5 million at March 31, 2019, compared to $439.0 million at December 31, 2018.  This was primarily driven by the implementation of the lease accounting standard effective January 1, 2019, which also resulted in a similar increase in our liabilities.  Additionally, assets increased due to the capital investments relating to major real estate projects, primarily (i) the redevelopment of our Union Square property in New York, and (ii) improvements at our Mililani and Harbour Town cinemas. These were partially offset by a reduction in our foreign-operation asset values due to a decrease in the foreign exchange rates relative to the U.S. dollar.

Cash and cash equivalents at March 31, 2019 were $12.6 million, including approximately $8.8 million in the U.S., $3.2 million in Australia, and $0.7 million in New Zealand. We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we utilize cash collected from (i) our cinema business when selling tickets and F&B items, and (ii) rental income typically received in advance, to reduce our long-term borrowings and realize savings on interest charges. We then settle our operating expenses generally with a lag within traditional trade terms. This generates a temporary working capital deficit.  We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes. We believe the cash flow generated from our operations coupled with our ability to renew and extend our credit facilities will provide sufficient liquidity in the upcoming year.

OTHER INFORMATION

Our Stock Repurchase Program that expired on March 2, 2019, has been extended by our Board of Directors through March 2, 2021. $16.2 million remains available under that extended program. This will allow Reading to repurchase its Class A Common Stock from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.

On March 14, 2019, our Board of Directors approved the Company’s three-year Strategic Plan to focus across the U.S., Australia,  and New Zealand on the upgrading of our existing cinemas to add luxury recliner seating, TITAN branded auditoriums and enhanced F&B options, the development in appropriate markets of new cinema opportunities, and the continued development and/or redevelopment of our current real estate assets.

After considering the approval of the Strategic Plan, our Board concluded that the interests of our Company and our stockholders would be best served by the continued pursuit of our Strategic Plan as an independent company and that it had no interest in considering any sale process at this time. Accordingly, we have advised Patton Vision that our Board does not have any present interest in engaging in discussions regarding their unsolicited indication of interest in the sale of our Company.  Our controlling stockholders are in agreement with this approach.

In a matter potentially impacting the control of our company, but to which our company is not a party (In re: James J. Cotter Living Trust dated August 1, 2000 (Case No. BP159755) (the “Trust Case”)), the California Court of Appeals on April 15, 2019, struck down the California Trial Court’s order appointing a trustee ad litem to solicit offers for the purchase of a controlling interest in our Company.   The basis for that disposition was the Appeals Court’s determination that Mr. James J. Cotter, Jr., lacks standing to seek the appointment of such a trustee ad litem.  The Appeals Court noted that Mr. Cotter, Jr., is neither a trustee of nor a beneficiary of the trust established to hold such controlling interest (the “Voting Trust”) and accordingly, determined that he lacked any standing to bring before the trial court matters relating to the internal affairs of that trust, such as the appointment of a trustee ad litem.   The Court of Appeals also noted, in an observation not material to the specific grounds on which the California Trial Court’s order was struck down, but nevertheless likely to be given weight by the court below, that “the plain language [of the Trust Document] appears to show that the settlor [Mr. Cotter, Sr.] instructed the Trustee [Margaret Cotter] not to diversify [i.e. not to sell the voting shares held by the Voting Trust].”  The Trust Document directs the Trustee of the Voting Trust that this voting stock is “to be retained for as long as possible.”

Ms. Margaret Cotter has advised the Board that she does not intend to sell the controlling interest in our Company at this time, and that it is her current intention that the Voting Trust hold such controlling interest as provided in the Trust Document “as long as possible.”

We are informed that the Court of Appeal’s Order becomes final 30 days after issuance.

The table below presents the changes in our working capital position and other relevant information addressing our liquidity as of and for the three months ended March 31, 2019 and preceding four years:

	As of and for the 3-Months Ended	Year Ended December 31
($ in thousands)	3/31/2019	2018	2017	2016	2015 (2)
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$12,648	$13,127	$13,668	$19,017	$19,702
Unused borrowing facility	107,111	85,886	137,231	117,599	70,134
Restricted for capital projects (1)	23,566	30,318	62,280	62,024	10,263
Unrestricted capacity	83,545	55,568	74,951	55,575	59,871
Total resources at period end	119,759	99,013	150,899	136,616	89,836
Total unrestricted resources at period end	96,193	68,695	88,619	74,592	79,573
Debt-to-Equity Ratio
Total contractual facility	$290,879	$252,929	$271,732	$266,134	$207,075
Total debt (gross of deferred financing costs)	184,099	167,043	134,501	148,535	130,941
Current	40,077	30,393	8,109	567	15,000
Non-current	143,691	136,650	126,392	147,968	115,941
Finance lease liabilities	331	—	—	—	—
Total book equity(2)	179,946	180,547	181,618	146,890	138,951
Debt-to-equity ratio	1.02	0.93	0.74	1.01	0.94
Changes in Working Capital
Working capital (deficit) (3)	$(77,236)	$(55,270)	$(46,971)	$6,655	$(35,581)
Current ratio	0.28	0.35	0.42	1.10	0.51
Capital Expenditures (including acquisitions)	$11,476	$56,827	$76,708	$49,166	$53,119
(1)

This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015. The New Zealand construction loan expired December 31, 2018.

(2)

Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Note 2 – Summary of Significant Accounting Policies – Accounting Changes). Certain 2017 and 2016 balances included the restatement impact as a result of a prior period financial statement correction of immaterial errors (see Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statement Correction of Immaterial Errors).

(3)

Typically our working capital (deficit) is negative as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of March 31, 2019:

	As of March 31, 2019
(Dollars in thousands)	Available Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$30,000	$25,000	$—	$25,000
Bank of America Line of Credit (USA)	5,000	3,500	1,500	—	1,500
Union Square Construction Financing (USA)	57,500	33,934	23,566	23,566	—
NAB Corporate Term Loan (AU) (1)	85,248	40,138	45,110	—	45,110
Westpac Bank Corporate (NZ) (1)	21,824	9,889	11,935	—	11,935
Total	$224,572	$117,461	$107,111	$23,566	$83,545

(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of March 31, 2019.

The $23.6 million representing borrowings restricted for capital projects is wholly composed of the $23.6 million of unused capacity for the Union Square development and construction.

Our overall global operating strategy is to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). However, we may, from time to time, move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Trust Preferred Securities - On October 11, 2018, Reading secured a waiver that provides significant additional financial flexibility through the elimination of financial covenants with respect to our Trust Preferred Securities through the end of the term loan in consideration of payments totaling $1.6 million, consisting of an initial payment of $1.1 million paid on October 31, 2018, and a contractual obligation to pay $270,000 in October 2021 and $225,000 in October 2025.

Minetta/Orpheum Loan - On October 12, 2018, the Minetta and Orpheum Theatres loan of $7.5 million was increased to $8.0 million and the maturity extended to November 1, 2023.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with U.S. GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance.  It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations and our creditworthiness. It is widely accepted that analysts, financial commentators and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our  profitability. The exclusion of various components, such as interest, taxes, depreciation and  amortization, limits the usefulness of these measures when assessing our financial performance, as  not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures and to meet other commitments from time to time.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA –  using the principles we consistently apply to determine our EBIDTA, we further adjusted the EBIDTA for certain items we believe to be external to our business and not reflective of our costs of doing business or results of operation.  Specifically, we have adjusted for (i) gains on insurance recoveries, (ii) legal expenses relating to extraordinary litigation, (iii) adjustments for gains/losses relating to property sales, and (iv) any other items that can be considered non-recurring in accordance with the 2-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.

Reconciliation of EBITDA to net income is presented below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2019	2018
Net Income/(loss)	$(2,081)	$3,082
Add: Interest expense, net	1,852	1,594
Add: Income tax expense	(1,042)	1,170
Add: Depreciation and amortization	5,594	5,250
EBITDA	$4,323	$11,096
Adjustments for:
Legal expenses relating to the derivative ligation, the Cotter employment arbitration and other Cotter litigation matters	427	1,448
Adjusted EBITDA	$4,750	$12,544

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on May 14, 2019, that will feature prepared remarks from Ellen Cotter, Chief Executive Officer; Gilbert Avanes, Interim Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on May 13, 2019 by 5:00p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/about/#earnings-call.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theatres operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to moviegoers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in and outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology, such as, by way of example, cable, satellite broadcast and Blu-ray/DVD rentals and sales, and so called “movies on demand”;

o	the cost and impact of improvements to our cinemas, such as improve seating, enhanced food and beverage offerings and other improvements;
o	disruptions during theater improvements; and
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the increased depreciation and amortization expense as construction projects transition to leased real property;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2018.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Gilbert Avanes,  Interim Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018(1)
Revenue
Cinema	$57,986	$72,255
Real estate	3,565	3,617
Total revenue	61,551	75,872
Costs and expenses
Cinema	(48,329)	(54,948)
Real estate	(2,445)	(2,384)
Depreciation and amortization	(5,594)	(5,250)
General and administrative	(6,484)	(7,597)
Total costs and expenses	(62,852)	(70,179)
Operating income	(1,301)	5,693
Interest expense, net	(1,852)	(1,594)
Other income (expense)	(20)	(82)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(3,173)	4,017
Equity earnings of unconsolidated joint ventures	34	257
Income (loss) before income taxes	(3,139)	4,274
Income tax benefit (expense)	1,042	(1,170)
Net income (loss)	$(2,097)	$3,104
Less: net income attributable to noncontrolling interests	(16)	22
Net income (loss) attributable to Reading International, Inc. common shareholders	$(2,081)	$3,082
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.09)	$0.13
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$(0.09)	$0.13
Weighted average number of shares outstanding–basic	22,920,486	22,967,237
Weighted average number of shares outstanding–diluted	23,124,106	23,132,989

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2019	2018
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$12,648	$13,127
Receivables	7,094	8,045
Inventory	1,165	1,419
Prepaid and other current assets	9,642	7,667
Total current assets	30,549	30,258
Operating property, net	257,402	257,667
Operating lease right-of-use assets	229,266	—
Investment and development property, net	95,156	86,804
Investment in unconsolidated joint ventures	4,958	5,121
Goodwill	20,836	19,445
Intangible assets, net	3,694	7,369
Deferred tax asset, net	26,483	26,235
Other assets	6,199	6,129
Total assets	$674,543	$439,028
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$23,492	$26,154
Film rent payable	6,559	8,661
Debt - current portion	40,077	30,393
Derivative financial instruments - current portion	52	41
Taxes payable - current	571	1,710
Deferred current revenue	7,712	9,264
Operating lease liabilities - current portion	19,797	—
Other current liabilities	9,525	9,305
Total current liabilities	107,785	85,528
Debt - long-term portion	113,816	106,286
Derivative financial instruments - non-current portion	203	145
Subordinated debt, net	26,116	26,061
Noncurrent tax liabilities	11,737	11,530
Operating lease liabilities - non-current portion	222,594	—
Other liabilities	12,346	28,931
Total liabilities	494,597	258,481
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,172,823 issued and 21,249,935 outstanding at March 31, 2019 and 33,112,337 issued and 21,194,748 outstanding at December 31, 2018	233	232
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2019 and December 31, 2018	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	147,472	147,452
Retained earnings	45,563	47,616
Treasury shares	(25,231)	(25,222)
Accumulated other comprehensive income	7,625	6,115
Total Reading International, Inc. stockholders’ equity	175,679	176,210
Noncontrolling interests	4,267	4,337
Total stockholders’ equity	179,946	180,547
Total liabilities and stockholders’ equity	$674,543	$439,028